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                                Exhibit 11

              Statement Regarding Computation of Per Share Earnings

                            M.S. Carriers, Inc.


                                               Year ended December 31

                                      1995             1994            1993
                                   ____________________________________________
Primary
Weighted average shares and
  share equivalents outstanding     13,028,562       13,097,586      12,036,386

Income before cumulative
  effect of accounting change      $13,151,092      $17,150,484     $13,601,970

Per share amount before
  cumulative effect of
  accounting change                      $1.01            $1.31           $1.13

Net income                         $13,151,092      $17,150,484     $14,101,970

Per share amount                         $1.01            $1.31           $1.17


Fully Diluted
Weighted average shares and
  share equivalents outstanding     13,028,562       13,097,586      12,036,386

Net income                         $13,151,092      $17,150,484     $14,101,970

Per share amount                         $1.01            $1.31           $1.17

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